    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 14, 2001
                                                     REGISTRATION NO. 333-______
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                       ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)
          DELAWARE                      4841                    23-2417713
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)
                              ONE NORTH MAIN STREET
                         COUDERSPORT, PENNSYLVANIA 16915
                                 (814) 274-9830
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------
                            COLIN H. HIGGIN, ESQUIRE
                             DEPUTY GENERAL COUNSEL
                       ADELPHIA COMMUNICATIONS CORPORATION
                              ONE NORTH MAIN STREET
                         COUDERSPORT, PENNSYLVANIA 16915
                                 (814) 274-9830
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------
                 PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                       CARL E. ROTHENBERGER, JR., ESQUIRE
                   BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                          21ST FLOOR, 301 GRANT STREET
                         PITTSBURGH, PENNSYLVANIA 15219
                                 (412) 562-8826
                               ------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                                   PROPOSED        PROPOSED
                                                                                    MAXIMUM         MAXIMUM
                     TITLE OF EACH CLASS OF                         AMOUNT TO   OFFERING PRICE     AGGREGATE        AMOUNT OF
                   SECURITIES TO BE REGISTERED                    BE REGISTERED  PER SHARE(1)  OFFERING PRICE(1) REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value per share                   157,233 shares     $26.40       $4,150,951.20         $993
===================================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The maximum price per share information is based upon the average of the high and low sale prices of Adelphia Communications Corporation Class A Common Stock, $.01 par value per share, reported on the Nasdaq National Market System on December 10, 2001.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                     SUBJECT TO COMPLETION DECEMBER 14, 2001


                                 157,233 SHARES

                       ADELPHIA COMMUNICATIONS CORPORATION

                              CLASS A COMMON STOCK

      The stockholders of Adelphia Communications Corporation as described under the caption "Selling Stockholders" on page 11 of this prospectus are offering and selling up to 157,233 shares of our Class A common stock under this prospectus.

     Our Class A common stock is listed on the Nasdaq National Market. Our Class A common stock's ticker symbol is "ADLAC." On December 13, 2001, the closing sale price on the Nasdaq National Market of a single share of Class A common stock was $28.80.

     Our common stock also includes Class B common stock. The rights of holders of the Class A common stock and Class B common stock differ with respect to certain aspects of dividends, liquidations and voting. The Class A common stock has preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B common stock are entitled to greater voting rights than the holders of Class A common stock. However, the holders of Class A common stock, voting as a separate class, are entitled to elect one of Adelphia's directors.

                               ------------------

     YOU SHOULD CAREFULLY REVIEW "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THINGS YOU SHOULD CONSIDER WHEN INVESTING IN OUR CLASS A COMMON STOCK.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                THE DATE OF THIS PROSPECTUS IS ______ ___, 2001.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
       Adelphia...........................................................  2

       Risk Factors.......................................................  3

       Dilution...........................................................  11

       Use of Proceeds....................................................  11

       Selling Stockholders...............................................  11

       Plan of Distribution...............................................  13

       Where You Can Find More Information................................  15

       Experts............................................................  16

         This summary may not contain all the information that may be important to you. You should read the entire prospectus and those documents incorporated by reference into this document, including the risk factors, financial data and related notes, before making an investment decision. When we use the term Adelphia Parent Company in this prospectus, we are referring only to the parent holding company entity, Adelphia Communications Corporation, and not to its subsidiaries.

                                    ADELPHIA

         Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. We are the sixth largest cable television operator in the United States. We are also a provider of facilities-based integrated communications services. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

         Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. We owned cable television systems with broadband networks that passed in front of approximately 9.5 million homes and served approximately 5.8 million basic subscribers as of September 30, 2001, after giving effect to a pending cable systems acquisition. Our core cable systems are organized into six clusters: Los Angeles, PONY (Western Pennsylvania, Ohio and New York), New England, Florida, Virginia and Colorado Springs. Approximately 43% of our basic subscribers are located in our Los Angeles and PONY clusters and approximately 87% of our basic subscribers are located in our six core clusters.

         For recent developments regarding Adelphia, we refer you to our most recent and future filings under the Securities Exchange Act of 1934.

         Our executive offices are located at One North Main Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

                                  RISK FACTORS

         Before you invest in our Class A common stock, you should be aware that there are various risks associated with investing in Adelphia, including those described below. You should consider carefully these risk factors together with all of the other information included in or incorporated by reference in this prospectus before you decide to purchase shares of Adelphia Class A common stock.

HIGH LEVEL OF INDEBTEDNESS

       As of September 30, 2001, we owed   Adelphia has a substantial amount of debt. We borrowed this money to purchase and to
approximately $14.8 billion. Our high      expand our cable systems and other operations and, to a lesser extent, for investments
level of indebtedness can have important   and loans to our subsidiaries and other affiliates. At September 30, 2001, our
adverse consequences to us and to you.     indebtedness totaled approximately $14.8 billion. This included approximately:

                                           o    $5.9 billion of Adelphia Parent Company public debt;

                                           o    $853.8 million of public debt owed by Adelphia Business Solutions, Inc., a subsidiary of ours which we announced on November 9, 2001 was expected to be spun off;

                                           o    $1.8 billion of public debt owed by our subsidiary, Arahova Communications, Inc.;

                                           o    $544.8 million of public debt owed by our subsidiary, FrontierVision Partners,
                                                L.P.;

                                           o    $202.6 million of public debt owed by our subsidiary, Olympus Communications,
                                                L.P.; and

                                           o    $5.5 billion of other debt owed by our subsidiaries to banks, other financial institutions and other persons.

       Debt service consumes a             Our high level of indebtedness can have important adverse consequences to us and to
substantial portion of the cash we         you. It requires that we spend a substantial portion of the cash we get from our
generate. This could affect our ability    business to repay the principal and interest on these debts. Otherwise, we could use
to invest in our business in the future    these funds for general corporate purposes or for capital improvements. Our ability to
as well as to react to changes in our      obtain new loans for working capital, capital expenditures, acquisitions or capital
industry or economic downturns.            improvements may be limited by our current level of debt. In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally. In addition to our debt, at September 30, 2001, the
                                           Adelphia Parent Company had approximately $148.7 million and Adelphia Business
                                           Solutions had approximately $327.4 million of redeemable exchangeable preferred stock which contain payment obligations that are similar to Adelphia's debt obligations.

       Approximately 28.1% of our debt     Our debt comes due at various times up to and through the year 2021, including an
outstanding at September 30, 2001          aggregate of approximately $4.2 billion as of September 30, 2001, which matures on or
matures on or before December 31, 2005     before December 31, 2005.
and all of it matures prior to December
31, 2021.

OUR BUSINESS REQUIRES SUBSTANTIAL          Our business requires substantial additional financing on a continuing basis for
ADDITIONAL FINANCING AND IF WE DO NOT      capital expenditures and other purposes including:
OBTAIN THAT FINANCING WE MAY NOT BE ABLE
TO UPGRADE OUR PLANT, OFFER SERVICES,      o    constructing and upgrading our plant and networks--some of these upgrades we must
MAKE PAYMENTS WHEN DUE OR REFINANCE             make to comply with the requirements of local cable franchise authorities;
EXISTING DEBT
                                           o    offering new services;

                                           o    scheduled principal and interest payments;

                                           o    refinancing existing debt; and

                                           o    acquisitions and investments.

                                           There can be no guarantee that we will be able to issue additional debt or sell stock
                                           or

                                           other additional equity on satisfactory terms, or at all, to meet our future financing needs.

WE HAVE HAD LARGE LOSSES AND               Our Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity at
WE EXPECT THIS TO CONTINUE                 September 30, 2001 was approximately $4.7 billion.

                                           Our continuing net losses, which are mainly due to our high levels of depreciation and amortization and interest expense, may create deficiencies in or reduce our Total
                                           Convertible Preferred Stock, Common Stock and Other Stockholders' Equity. Our recent net losses applicable to our common stockholders were approximately as follows for the periods specified:

                                           o     nine months ended December 31, 1998--$114.5 million;

                                           o     fiscal year ended December 31, 1999--$282.7 million;

                                           o     fiscal year ended December 31, 2000--$602.5 million; and

                                           o     nine months ended September 30, 2001--$380.9 million.

                                           We expect to continue to incur large net losses for the next several years.  Net loss for the nine months ended September 30, 2001 includes a substantial non-cash gain on a cable systems exchange.

     Our earnings have been insufficient   Our earnings from continuing operations could not pay for our combined fixed charges
to pay for our fixed charges and           and preferred stock dividends as set forth in the table below, although combined fixed
preferred stock dividends.                 charges and preferred stock dividends included substantial non-cash charges for depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of Adelphia Business Solutions' preferred stock dividends:


                                                                                                      EARNINGS         NON-CASH
                                                                                                     DEFICIENCY        CHARGES
                                                                                                     ----------        -------
                                                                                                           (IN THOUSANDS)
                                           o    nine months ended December 31, 1998                   $ 95,595         $186,173
                                           o    fiscal year ended December 31, 1999                   $281,975         $455,266
                                           o    fiscal year ended December 31, 2000                   $916,103       $1,053,900
                                           o    nine months ended September 30, 2001                  $469,093       $1,039,058

                                           For the nine months ended September 30, 2001, our earnings include a substantial non-cash gain on a cable systems exchange.

     If we cannot refinance our debt or    Historically, the cash we generate from our operating activities and borrowings has
obtain new loans, we would likely have     been sufficient to meet our requirements for debt service, working capital, capital
to consider various financing options.     expenditures and investments in and advances to our affiliates, and we have depended
We cannot guarantee that any options       on additional borrowings to meet our liquidity requirements. Although in the past we
available to us would enable us to repay   have been able both to refinance our debt and to obtain new debt, there can be no
our debt in full.                          guarantee that we will be able to continue to do so in the future or that the cost to us or the other terms which would affect us would be as favorable to us as current loans and credit agreements. Under these circumstances, we may need to consider various financing options, such as the sale of additional equity or some of our assets to meet the principal and interest payments we owe, negotiate with our lenders to restructure existing loans or explore other options available under applicable laws including those under reorganization or bankruptcy laws. We believe that our business will continue to generate cash and that Adelphia, excluding Adelphia Business Solutions, will be able to obtain new loans to meet our cash needs. However, the covenants in the indentures and credit agreements for our current debt provide some limitations on our ability to borrow more money.

COMPETITION                                The telecommunications services provided by Adelphia are subject to strong competition and potential competition from various sources.


    Our cable television business is       Our cable television systems compete with other means of distributing video to home
subject to strong competition from         televisions such as Direct Broadcast Satellite systems, commonly known as DBS systems.
several sources which could adversely      On October 28, 2001, EchoStar Communications Corporation d/b/a DISH Network announced
affect revenue or revenue growth.          that it had agreed to acquire Hughes Electronics Corp. d/b/a DIRECTV.  This combination would create a much stronger competitive challenge due to the increased channel capacity.  This acquisition will undergo significant regulatory scrutiny.
                                           Additionally, some local telephone companies have expressed an interest in entering the video-to-home business.  We cannot predict the extent to which this competition may affect us.

                                           In addition, because our systems are operated under non-exclusive franchises, other applicants may obtain franchises in our franchise areas and overbuild our systems. For example, some regional Bell telephone operating companies and local telephone companies have facilities which are capable of delivering cable television service and could seek competitive franchises. We cannot predict either the extent to which this competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.

                                           Our cable television systems also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which this competition may affect us.

                                           Our cable modem and dial up Internet access business is currently subject to strong competition and there exists the potential for future competition from a number of sources. With respect to high-speed cable modem service, telephone companies are beginning to implement various digital subscriber line services, xDSL, that allow high-speed internet access services to be offered over telephone lines. DBS companies offer high-speed Internet access over their satellite facilities and other terrestrial based wireless operators, or MultiChannel Multipoint Distribution Systems, commonly known as MMDS, are beginning to introduce high-speed access as well. In addition, there are now a number of legislative, judicial and regulatory efforts seeking to mandate cable television operators to provide open access to their facilities to competitors that want to offer Internet access over cable services. With respect to dial up Internet access services, there are numerous competitive Internet Service
                                           Providers commonly known as ISPs, in virtually every franchise area. The local telephone exchange company typically offers ISP services, as do a number of other nationally marketed ISPs such as America Online, Compuserve and AT&T Worldnet.
                                           Adelphia cannot predict the extent to which this competition will continue to materialize or, if such competition materializes, the extent of its effect on our
                                           Internet access business.

       We depend on third party            We depend on vendors to supply our cable and telephone related electronic equipment,
equipment and software suppliers. If we    such as the set-top converter boxes for analog and digital cable services. This
are unable to procure the necessary        equipment is available from a limited number of suppliers.  For example, if demand for
equipment, our ability to offer our        set-top converter boxes exceeds our supply or inventories and we are unable to obtain
services could be impaired. This could     required set-top converter boxes on a timely basis and at an acceptable cost, our
adversely affect our growth, financial     ability to recognize additional revenue from these services could be delayed or
condition and results of operations.       impaired. In addition, if there are no suppliers who are able to provide converter devices that comply with evolving Internet and telecommunications standards or that are compatible with other products or components we use, our business may be materially impaired.

       Adelphia Business Solutions'        In each of the markets served by Adelphia Business Solutions' networks, the
operations are also subject to risk        competitive local exchange carrier services offered by Adelphia Business Solutions
because Adelphia Business Solutions        compete principally with the services offered by the incumbent local telephone
competes principally with established      exchange carrier company serving that area. Local telephone companies have
local telephone carriers that have         long-standing relationships with their customers, have the potential to subsidize
long-standing utility relationships with   competitive services from monopoly service revenues, and benefit from favorable state
their customers and pricing flexibility    and federal regulations.  The mergers of Bell Atlantic and NYNEX, SBC and Ameritech,
for local telephone services.              and Bell Atlantic and GTE, which created Verizon Communications, created very large companies whose combined territories cover a substantial portion of Adelphia Business

                                           Solutions' markets. Other combinations have occurred in the industry, such as the mergers between Qwest and US WEST, and AOL and Time Warner, which may have a material adverse effect on Adelphia Business Solutions' ability to compete and terminate and originate calls over Adelphia Business Solutions' networks.

                                           We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Adelphia Business Solutions' operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Adelphia Business
                                           Solutions' markets to do the following:

                                           o    lower their rates substantially;

                                           o    engage in aggressive volume and term discount pricing practices for their customers; or

                                           o    charge excessive fees or otherwise impose on Adelphia Business Solutions excessive obstacles for interconnection to the incumbent local telephone company's networks.

       If the regional Bell telephone      The regional Bell telephone operating companies can now obtain regulatory approval to
operating companies obtain regulatory      offer long distance services if they comply with the local market opening requirements
approval to offer long distance service    of the federal Telecommunications Act of 1996. To date, the FCC has authorized Verizon
in competition with Adelphia Business      to provide long distance services in New York, Massachusetts, Connecticut and
Solutions' significant customers, some     Pennsylvania, and SBC to provide these services in Arkansas, Missouri, Texas, Kansas,
of these major customers could lose        and Oklahoma.  The FCC has rejected several other applications, but we expect that
market share.                              numerous additional requests will be filed by Bell operating companies over the next few years.  Approvals of such requests could result in decreased market share for the major long distance carriers which are among Adelphia Business Solutions' significant customers. This could have a material adverse effect on Adelphia Business Solutions.

                                           In addition, once they obtain long distance authority, the regional Bell telephone operating companies could be less cooperative in providing access to their networks.
                                           This lack of cooperation, or labor strikes or work stoppages similar to the August
                                           2000 Verizon strike, could impair or delay the ability of Adelphia Business Solutions to connect its networks with those of the incumbent local exchange carriers.

       The regional Bell telephone         Some of the regional Bell operating companies have also filed petitions with the FCC
companies continue to seek other           requesting waivers of other obligations under the federal Telecommunications Act of
regulatory approvals that could            1996.  These involve services Adelphia Business Solutions also provides such as high
significantly enhance their competitive    speed data, long distance, and services to ISPs.  If the FCC grants the regional Bell
position against Adelphia Business         operating companies' petitions, this could have a material adverse effect on Adelphia
Solutions.                                 Business Solutions.

       Potential competitors to Adelphia   Potential competitors of Adelphia Business Solutions include other competitive local
Business Solutions' telecommunications     exchange carriers, incumbent local telephone companies which are not subject to
services include the regional Bell         regional Bell operating companies' restrictions on offering long distance service,
telephone companies, AT&T, WorldCom and    AT&T, WorldCom, Sprint, Global Crossing and other long distance carriers, cable
Sprint, electric utilities and other       television companies, electric utilities, microwave carriers, wireless
companies that have advantages over        telecommunications providers, and private networks built by large end users. Both AT&T
Adelphia Business Solutions.               and WorldCom offer local telephone services in some areas of the country and are expanding their networks. AT&T also merged with both Tele-Communications, Inc. and
                                           MediaOne Group, Inc., thereby becoming the largest operator of cable television systems in the country. Although we have good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Adelphia Business
                                           Solutions' services when entering the market for local exchange services.

                                           Many of Adelphia Business Solutions' current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Adelphia Business Solutions, as well as other competitive advantages over Adelphia Business Solutions. For additional discussion on
                                           Adelphia Business Solutions liquidity and financial position see its most recent
                                           Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

WE ARE SUBJECT TO EXTENSIVE                The cable television industry and the provision of local telephone exchange services
REGULATION                                 are subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and
       Our cable television and            administrative or legislative proposals. In particular, FCC regulations limit our
telecommunications businesses are          ability to set and increase rates for our basic cable television service package and
heavily regulated as to rates we can       for the provision of cable television-related equipment. The law permits certified
charge and other matters. This             local franchising authorities to order refunds of rates paid in the previous 12-month
regulation could limit our ability to      period determined to be in excess of the permitted reasonable rates. It is possible
increase rates, cause us to decrease       that rate reductions or refunds of previously collected fees may be required in the
then current rates or require us to        future. In addition, the FCC has  recently adopted rules which will require cable
refund previously collected fees.          operators to carry the digital signals of broadcast television stations.  However, the
                                           FCC has tentatively decided that cable operators should not be required to carry both the analog and digital services of broadcast television stations while broadcasters are transitioning from analog to digital transmission.  Carrying both the analog and digital services of broadcast television stations would consume additional cable capacity.  As a result, a requirement to carry both analog and digital services of broadcast television stations could require the removal of popular programming services with materially adverse results for cable operators.

                                           We must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

                                           Similarly, Adelphia Business Solutions is subject to state and local regulations and in some cases must obtain appropriate state certifications and/or local franchises to construct facilities and offer services. There can be no assurance that Adelphia
                                           Business Solutions' state and local regulators will not impose new and more restrictive requirements as a condition to renew any required certifications and franchises.

                                           On February 26, 1999, the FCC released a Declaratory Ruling and Notice of Proposed
                                           Rulemaking which held that calls to ISPs within a local calling area are "non-local"
                                           because such calls tend to continue beyond state borders, meaning that the reciprocal compensation provisions of the federal Telecommunications Act of 1996 did not apply to calls to ISPs. However, the FCC left open the possibility that state commissions could impose reciprocal compensation obligations on local exchange carriers that send calls to ISPs. Imposition of reciprocal compensation obligations would benefit the local exchange carriers that terminate the calls with the ISP, such as competitive local
                                           Exchange carriers that provide local exchange services to their own ISPs. As ISPs do not make outgoing calls, the compensation for terminating traffic would always flow from the LECs that originate the calls to the LECs that terminate the calls. The
                                           United States Court of Appeals for the District of Columbia Circuit vacated this FCC ruling on March 24, 2000, and remanded the matter to the FCC.  On April 27, 2001, the
                                           FCC decided on remand that calls to ISPs constitute interstate access traffic and thus are not subject to reciprocal compensation.  Rather than immediately eliminate the current system, the FCC established a transitional cost recovery mechanism for the exchange of this traffic.  In addition, the FCC capped the number of minutes for which a CLEC may receive compensation in a given state, at the number of minutes received in the first quarter of 2001 (annualized), plus a 10% growth factor.  This ruling has been appealed.  In the meantime, the FCC's current order and/or subsequent state or court rulings could affect the costs incurred by ISPs and CLECs and the demand for their services.

                                           Proposals are continuing to be made before Congress and the FCC to mandate cable operators to provide "open access" over their cable systems to other ISPs. To date, the FCC has declined to impose such requirements. This same open access issue is being considered by some local franchising authorities as well. Several local franchising authorities have mandated open access. This issue has been actively litigated. All federal court decisions have held that a local franchising authority can not impose an open access requirement. If the FCC or other authorities mandate additional access to
                                           Adelphia's cable systems, we cannot predict the effect that this would have on our
                                           Internet access over cable business.

       The federal Telecommunications      The federal Telecommunications Act of 1996 substantially changed federal, state and
Act of 1996 may have a significant         local laws and regulations governing our cable television and telecommunications
impact on our cable television and         businesses. This law could materially affect the growth and operation of the cable
telephone businesses.                      television industry and the cable services we provide. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result. There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law. Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and
                                           FCC rulemakings on us.

                                           Similarly, the federal Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Adelphia Business Solutions' markets or potential markets.
                                           Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Adelphia Business Solutions.

UNEQUAL VOTING RIGHTS OF                   Adelphia has two classes of common stock--Class A which carries one vote per share and
STOCKHOLDERS                               Class B which carries 10 votes per share. Under Adelphia's Certificate of
                                           Incorporation, the Class A shares elect only one of our nine directors.

CONTROL OF VOTING POWER BY THE             While the public owns a majority of the outstanding shares of Adelphia's Class A
RIGAS FAMILY                               common stock, the Rigas family owns about 15.1% of those shares as of November 8,
                                           2001, as well as all of the outstanding shares of Class B common stock.  The Rigas
       The Rigas family can control        family has also agreed to purchase $400,000,000 of 3.25% convertible subordinated
stockholder decisions on very important    notes due 2021, which are initially convertible into approximately 9,141,000 shares of
matters.                                   Class B common stock, pursuant to a purchase agreement between Adelphia and Highland
                                           2000, L.P., a Rigas family partnership, which when consummated (and assuming full conversion of these convertible notes, and the recently purchased 6% convertible subordinated notes due 2006, into Class B common stock by only the Rigas family) would result in the Rigas family beneficially owning shares representing approximately 31.6%
                                           of the total number of outstanding shares of both classes of Adelphia's common stock and approximately 75.1% of the total voting power of Adelphia's shares. In addition to the above, on November 9, 2001, Highland 2000, L.P. agreed to purchase from us 7,500,000 shares of Class B common stock and 2,000,000 shares of 7.5% Series E mandatory convertible preferred stock within 270 days following November 15, 2001. As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family have the power to elect eight of nine Adelphia directors.
                                           In addition, the Rigas family could control stockholder decisions on other matters such as amendments to Adelphia's Certificate of Incorporation and Bylaws, and mergers or other fundamental corporate transactions.  The interests of the Rigas family may differ from your interests as a  holder of our Class A common stock.

THERE ARE POTENTIAL CONFLICTS OF           John J. Rigas and the other executive officers of Adelphia, including other members of
INTEREST BETWEEN ADELPHIA AND THE          the Rigas family, own other corporations and partnerships, which are managed by us for
RIGAS FAMILY                               a fee. Subject to the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. These activities could present a conflict of interest with
                                           Adelphia, such as how much time our executive officers devote to our business. In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or with which they have affiliations.

HOLDING COMPANY STRUCTURE AND              The Adelphia Parent Company directly owns no significant assets other than stock,
POTENTIAL IMPACT OF RESTRICTIVE            partnership interests and equity and other interests in our subsidiaries and in other
COVENANTS IN SUBSIDIARY DEBT               companies. This creates risks regarding our ability to provide cash to the Adelphia
AGREEMENTS                                 Parent Company to repay the interest and principal which it owes, our ability to pay cash

                                           dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

       The Adelphia Parent Company         The public indentures and the credit agreements for bank and other financial
depends on its subsidiaries and other      institution loans of our subsidiaries and other companies in which we have invested,
companies in which it has investments to   restrict their ability and the ability of the companies they own to make payments to
fund its cash needs.                       the Adelphia Parent Company. These agreements also place other restrictions on the borrower's ability to borrow new funds. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders becoming due and payable. Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

IT IS UNLIKELY YOU WILL RECEIVE A          Adelphia has never declared or paid cash dividends on any of its common stock and has
RETURN ON YOUR SHARES THROUGH              no intention of doing so in the foreseeable future. As a result, it is unlikely that
THE PAYMENT OF CASH DIVIDENDS              you will receive a return on your shares through the payment of cash dividends.

FUTURE SALES OF ADELPHIA COMMON            Sales of a substantial number of shares of Class A common stock or Class B common
STOCK COULD ADVERSELY AFFECT ITS           stock, including sales by any pledgees of such shares, could adversely affect the
MARKET PRICE                               market price of Class A common stock and could impair our ability in the future to raise capital through stock offerings. Under various registration rights agreements or arrangements,  the Rigas family has the right, subject to some limitations, to require
                                           Adelphia to register substantially all of the shares which it owns of Class A common stock, consisting of approximately 23,200,000 shares, Class B common stock, consisting of 25,055,365 shares and the equivalent number of shares of Class A common stock into which they may be converted. Among others, Adelphia has registered or agreed to register for public sale the following shares:

                                           o  for Citizens Cable Company--1,852,302 shares of Class A common stock owned as of
                                              October 1, 1999;

                                           o  for the selling stockholders receiving shares in the Verto Communications, Inc.
                                              acquisition--2,574,379 shares of Class A common stock;

                                           o  for the former owners of FrontierVision--approximately 7,000,000 shares of Class A common stock in connection with the FrontierVision acquisition;

                                           o  for the selling stockholders receiving shares in the Benchmark Media, Inc.
                                              acquisition--2,394,778 shares of Class A common stock;

                                           o  for the selling stockholders receiving shares in the Starpoint, Limited Partnership acquisition--157,233 shares of Class A common stock, all of which are being offered pursuant to this prospectus;

                                           o  for the selling stockholders receiving shares in the Buenavision Telecommunications,
                                              Inc. acquisition--453,636 shares of Class A common stock;

                                           o  for an entity controlled by members of the family of John J. Rigas-5,819,367 shares of Class B (and the underlying Class A) common stock purchased by that entity;

                                           o  for members of the immediate family of John J. Rigas and entities they control and for the Estate of Bill Daniels-- 11,924,004 shares of Class A common stock
                                              (including Class B common stock to be converted into Class A common stock);

                                           o  for an entity controlled by members of the family of John J. Rigas--approximately
                                              3,000,000 shares of Class B (and the underlying Class A) common stock, upon conversion of the convertible subordinated notes purchased by that entity;

                                           o  for an entity controlled by members of the family of John J. Rigas-approximately
                                              9,141,000 shares of Class B (and the underlying Class A) common stock, upon conversion of the convertible subordinated notes to be purchased by that entity within 270 days from April 25, 2001;

                                           o  for an entity controlled by members of the family of John J. Rigas--7,500,000 shares of Class B (and the underlying Class A) common stock to be purchased by that entity within 270 days from November 15, 2001;

                                           o  for an entity controlled by members of the family of John J. Rigas--1,970,800 shares of Class A common stock upon conversion, prior to maturity, of the 7.5% Series E mandatory convertible preferred stock to be purchased by that entity within 270 days from November 15, 2001;

                                           o  in connection with the acquisition of cable television systems from AT&T Corp.
                                              approximately $73,000,000 of shares of Class A common stock to be issued upon the closing of that transaction;

                                           o  in connection with the Century Communications Corp. acquisition approximately
                                              26,000,000 shares of Class A common stock held by Leonard Tow and trusts and foundations established by Mr. Tow; and

                                           o  in connection with the acquisition of the greater Cleveland systems from Cablevision
                                              Systems Corporation, 10,800,000 shares of Class A common stock.

                                           In addition, entities controlled by members of the family of John J. Rigas have the ability to have us register our 6% convertible subordinated notes due 2006, 3.25%
                                           convertible subordinated notes due 2021 and 7.5% Series E mandatory convertible preferred stock, purchased or to be purchased by those entities, in addition to the underlying Class A common stock and Class B common stock into which these securities may be converted, as described above.

                                           Up to approximately 23,200,000 shares of Class A common stock have been or may be pledged by members of the family of John J. Rigas in connection with margin loans made to members of the family of John J. Rigas.  These pledgees could freely sell any shares acquired upon a foreclosure.

OUR ACQUISITIONS AND EXPANSION             Because we have experienced a period of rapid expansion through acquisition, the
COULD INVOLVE OPERATIONAL AND              operating complexity of Adelphia, as well as the responsibilities of management
OTHER RISKS                                personnel, have increased. Our ability to manage such expansion effectively requires us to continue to expand and improve our operational and financial systems and to expand, train and manage our employee base.

                                           Our recent acquisitions involve, and our future acquisitions will involve, companies that have previously operated independently. There is no guarantee that we will be able to realize the benefits expected from the integration of operations from these transactions.


FORWARD-LOOKING STATEMENTS IN              The statements contained or incorporated by reference in this prospectus that are not
THIS PROSPECTUS ARE SUBJECT TO             historical facts are "forward-looking statements" and can be identified by the use of
RISKS AND UNCERTAINTIES                    forward-looking terminology such as "believes," "expects," "may," "will," "should,"
                                           "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                                           Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of
                                           Operations" in Adelphia's Annual Report on Form 10-K, as amended by Form 10-K/A, and in Adelphia's most recent Quarterly Reports on Form 10-Q is forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to general business and economic conditions, our growth and financings, the availability and cost of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, dependence on customers and their spending patterns, risks associated with reliance on the performance and financial condition of vendors and customers, product acceptance, our ability to execute on our business plans and to construct, expand and upgrade our cable systems, fiber optic networks and related facilities, technological developments and changes in the competitive environment in which we operate. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                    DILUTION

         The net tangible book value of Adelphia's common stock as of September 30, 2001 was a deficit of approximately $10,655,862,000 or a negative $61.55 a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity, less intangible assets, divided by shares of Adelphia's common stock outstanding.

                                USE OF PROCEEDS

         All net proceeds from the sale of the shares will go to the stockholders who offer and sell them. We will not receive any proceeds from the sale of shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         The shares of Class A common stock offered under this prospectus have been issued to PAGIC Equity, LLC, Bent & Associates, Inc., Estate of Walter L. Bent, Lee P. Bent, Larry J. Biederman Trust, Ronald A. Cindrich, Jr., Ronald A. Cindrich, Sr., James P. Dellas, Eugene T. Farrell and Susan P. Farrell (as husband and wife), Richard E. Farrell and Jean A. Farrell (as husband and wife), Robert J. O'Brien and Elizabeth A. O'Brien (as husband and wife), Don Rea, C. Andrew Russell, Hugh G. Van der Veer, Sam S. Zacharias and Sophia Zacharias (as husband and wife), and James Foehr and Joyce Foehr (as husband and wife), in connection with the acquisition by Adelphia of the remaining partnership interests of Starpoint, Limited Partnership that we did not already own. We agreed to register the shares of Class A common stock being offered for sale under this prospectus. All of the offered shares are owned by the selling stockholders.

         None of the selling stockholders have held any position or office or had any material relationship with us or any of our predecessors or affiliates during the past three years. In addition, one or more of the selling stockholders may donate, pledge or transfer as gifts some or all of their shares, or may pledge or transfer its or their shares for no value to other beneficial owners, including shareholders, partners, members or beneficiaries of the listed selling stockholders. This prospectus may also be used for resales by these pledgees, donees, beneficiaries or transferees of the selling stockholders listed below and we will identify any of those pledgees, donees, beneficiaries or transferees, if required, in a supplement to the original prospectus. Each selling stockholder will receive all proceeds from the sale of the shares offered hereby by the respective selling stockholder (including any proceeds received by a pledgee from the sale of any pledged shares offered hereby in excess of the relevant loan amount).

         The table below lists, as of December 10, 2001, all of the shares that each of the selling stockholders beneficially owns, the number of shares each of them may offer pursuant to this prospectus and the number of shares each of them will own after the offering assuming they sell all of the offered shares. The numbers presented under "Class A Common Stock Beneficially Held After Offering" and "Percent of Class A Common Stock Beneficially Held After Offering" in the table below assume that all of the shares held by the selling stockholders and being offered under this prospectus are sold to persons who are not affiliates of the selling stockholders, and that the selling stockholders acquire no additional shares of Class A common stock before the completion of this offering.

                                                                        SHARES OF          SHARES OF         PERCENT OF
                                      SHARES OF       PERCENT OF         CLASS A            CLASS A           CLASS A
                                       CLASS A          CLASS A        COMMON STOCK       COMMON STOCK      COMMON STOCK
                                    COMMON STOCK     COMMON STOCK      BENEFICIALLY       BENEFICIALLY      BENEFICIALLY
                                    BENEFICIALLY     BENEFICIALLY      OWNED TO BE        OWNED AFTER       OWNED AFTER
NAME                                  OWNED(a)          OWNED            OFFERED            OFFERING          OFFERING
----                                ------------     ------------      -----------        -----------       -----------

PAGIC Equity, LLC ...............        24,744           *%              24,744                 0              *%
Bent & Associates, Inc...........        23,792           *%              23,792                 0              *%
Estate of Walter L. Bent ........        71,376           *%              71,376                 0              *%
Lee P. Bent......................
                                         11,547           *%              11,547                 0              *%
Larry J. Biederman Trust.........         5,732           *%               5,732                 0              *%
Ronald A. Cindrich, Jr...........         2,035           *%               2,035                 0              *%
Ronald A. Cindrich, Sr...........         1,324           *%               1,324                 0              *%
James P. Dellas..................           843           *%                 843                 0              *%
Eugene T. Farrell and Susan P.
Farrell..........................         1,149           *%               1,149                 0              *%
Richard E. Farrell and Jean A.
Farrell..........................         1,149           *%               1,149                 0              *%
Robert J. O'Brien and Elizabeth
A. O'Brien.......................         3,855           *%               3,855                 0              *%
Don Rea..........................         2,594           *%               2,594                 0              *%
C. Andrew Russell................         2,566           *%               2,566                 0              *%
Hugh Van der Veer................         1,120           *%               1,120                 0              *%
Sam S. Zacharias and Sophia
Zacharias........................           841           *%                 841                 0              *%
James Foehr and Joyce Foehr......         2,566           *%               2,566                 0              *%
--------------------------------- -------------  -----------     ---------------       -----------         ------
Total                                   157,233           *%             157,233                 0              *%

----------
* Less than one percent (1%).

                              PLAN OF DISTRIBUTION

         The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

         (a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

         (c) an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

         (d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

         (e)      privately negotiated transactions;

         (f)      short sales;

         (g) through the writing of options on the securities, whether or not the options are listed on an options exchange;

         (h) through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

         (i) one or more underwritten offerings on a firm commitment or best efforts basis; and

         (j)      any combination of any of these methods of sale.

         The distribution of the shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

         The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

         To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

         A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

         Shares may also be offered and sold, if so indicated in the related prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more "remarketing firms," acting as principals for their own accounts or as agents for Adelphia or the selling stockholder. Any remarketing firm will be identified and the terms of its agreement, if any, with Adelphia or the selling stockholder and its compensation will be described in a related prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the shares remarketed by them.

         We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by this prospectus, against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

         We can not assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

         This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

         We are incorporating by reference the following documents that we have filed with the SEC:

            o our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by our Form 10-K/A;

            o our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

            o our Current Reports on Form 8-K for the events dated November 15, 2001, October 25, 2001, October 22, 2001, September 28, 2001,
               June 7, 2001, April 25, 2001, April 20, 2001, February 14, 2001,
               February 2, 2001, January 23, 2001, January 18, 2001, January 8, 2001, January 3, 2001 and January 1, 2001, and exhibits 99.01 and
               99.02 to our Current Report on Form 8-K for the event dated September 9, 1999 (as amended by our Form 8-K/A filed on January 2, 2001);

            o our definitive proxy statement dated July 5, 2001 with respect to the Annual Meeting of Stockholders held on August 7, 2001; and

            o the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description, including the Form 8-K filed for the events dated June 7, 2001.

         We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

         You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by contacting us:

                       Adelphia Communications Corporation
                              One North Main Street
                         Coudersport, Pennsylvania 16915
                          Attention: Investor Relations
                            Telephone: (814) 274-9830


         You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. The selling stockholders are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                     EXPERTS

         The financial statements and the related financial statement schedules incorporated in this prospectus by reference from Adelphia's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1999 and 1998 and for each of the three years in the period ended May 31, 1999, incorporated by reference in this prospectus from Adelphia's Current Report on Form 8-K filed September 9, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein from Adelphia's Current Report on Form 8-K filed September 9, 1999 (as amended on January 2, 2001), in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       ADELPHIA COMMUNICATIONS CORPORATION


                     157,233 SHARES OF CLASS A COMMON STOCK



                               ------------------

                                   PROSPECTUS

                               ------------------



         We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any shares of Class A common stock in any jurisdiction where it is unlawful. The information in this prospectus is current as of _______ ___, 2001.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an estimate of the expenses which will be incurred by Adelphia in connection with the issuance and distribution of the securities being registered.

            SEC filing fee....................................   $   993
            Legal fees and expenses...........................   $10,000
            Accounting fees and expenses......................   $10,000
            Miscellaneous expenses............................   $ 4,007
                                                                  ------
                      Total...................................   $25,000
                                                                 =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Adelphia, as amended, provide for indemnification of the officers and directors of Adelphia to the full extent permissible under Delaware law.

         Adelphia's Certificate of Incorporation, as amended, also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Adelphia shall not be personally liable to Adelphia or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions after July 1, 1986, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

         Adelphia maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

  EXHIBIT
   NO.                       REFERENCE
   ---                       ---------
  4.01    Certificate of Incorporation of Adelphia                 Incorporated herein by reference is Exhibit 3.01 to
          Communications Corporation, as amended                   Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-16104)

  4.02    Bylaws of Adelphia Communications Corporation,           Incorporated herein by reference is Exhibit 3.01 to
          as amended                                               Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-16104)

  5.01    Opinion of Buchanan Ingersoll Professional               Filed herewith.
          Corporation

 23.01    Consent of Deloitte & Touche LLP with respect to         Filed herewith.
          financial statements of Adelphia Communications
          Corporation

 23.02    Consent of Deloitte & Touche LLP with respect            Filed herewith.
          to financial statements of Century Communications
          Corp.

 23.03    Consent of KPMG LLP with respect to financial            Filed herewith.
          statements of FrontierVision Partners, L.P.

 23.04    Consent of Buchanan Ingersoll Professional               Filed herewith.
          Corporation (included in its opinion on Exhibit
          5.01)

 24.01    Power of Attorney (included on the signature page        Filed herewith.
          of the registration statement)



ITEM 17. UNDERTAKINGS

(a)      RULE 415 OFFERING.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 14th day of December, 2001.


                               ADELPHIA COMMUNICATIONS CORPORATION



                               By /s/ Timothy J. Rigas
                                  --------------------------------------------
                                  TIMOTHY J. RIGAS, EXECUTIVE VICE PRESIDENT,
                                  CHIEF FINANCIAL OFFICER, CHIEF ACCOUNTING
                                  OFFICER, TREASURER AND DIRECTOR


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Michael J. Rigas, Timothy J. Rigas and James P. Rigas, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURES                                  TITLE                                                  DATE
                  ----------                                  -----                                                  ----

               /s/ John J. Rigas                  Chairman, President and                                       December 14, 2001
-----------------------------------------------        Chief Executive Officer
                 JOHN J. RIGAS

             /s/ Michael J. Rigas                 Executive Vice President,                                     December 14, 2001
-----------------------------------------------        Secretary and Director
               MICHAEL J. RIGAS

             /s/ Timothy J. Rigas                 Executive Vice President,                                     December 14, 2001
-----------------------------------------------        Chief Financial Officer,
               TIMOTHY J. RIGAS                        Chief Accounting Officer,
                                                       Treasurer and Director


              /s/ James P. Rigas                  Executive Vice President and                                  December 14, 2001
-----------------------------------------------        Director
                JAMES P. RIGAS

             /s/ Peter L. Venetis                  Director                                                     December 14, 2001
-----------------------------------------------
               PETER L. VENETIS

                                                   Director                                                     December ___, 2001
-----------------------------------------------
             ERLAND E. KAILBOURNE

                                                   Director                                                     December ___, 2001
-----------------------------------------------
                PETE J. METROS

                                                   Director                                                     December ___, 2001
-----------------------------------------------
                DENNIS P. COYLE

                                                   Director                                                     December ___, 2001
-----------------------------------------------
               LESLIE J. GELBER

                                  EXHIBIT INDEX

  EXHIBIT
  -------
   NO.                            REFERENCE
   ---                            ---------

  4.01    Certificate of Incorporation of Adelphia Communications    Incorporated herein by reference is Exhibit 3.01 to
          Corporation, as amended                                    Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-16104)

  4.02    Bylaws of Adelphia Communications Corporation,
          as amended                                                 Incorporated herein by reference is Exhibit 3.01 to
                                                                     Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-16104)

  5.01    Opinion of Buchanan Ingersoll Professional Corporation     Filed herewith.

 23.01    Consent of Deloitte & Touche LLP with respect to           Filed herewith.
          financial statements of Adelphia Communications
          Corporation

 23.02    Consent of Deloitte & Touche LLP with respect              Filed herewith.
          to financial statements of Century Communications Corp.

 23.03    Consent of KPMG LLP with respect to financial statements   Filed herewith.
          of FrontierVision Partners, L.P.

 23.04    Consent of Buchanan Ingersoll Professional Corporation     Filed herewith.
          (included in its opinion on Exhibit 5.01)

 24.01    Power of Attorney (included on the signature page of the   Filed herewith.
          registration statement)